EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces First Quarter 2015 Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 8, 2015—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported first quarter net income for 2015 of $35.9 million, or $.54 diluted and basic earnings per common share, as compared to $43.6 million, or $.65 diluted and basic earnings per share for the corresponding period in 2014.  The change in net income represents a 17.7 percent decrease in net income available to common shareholders over the corresponding period in 2014 and a decrease of 16.9 percent in diluted earnings per share comparing the same period.

Net income for the first quarter of 2015 continues to be positively impacted by an increase in the net interest margin.  The increase can be attributed to increased levels of interest income arising from the re-positioning of the investment portfolio the Company undertook in prior periods, an increase in loans outstanding and a decrease in interest expense on time deposits and securities sold under repurchase agreements.  For the first quarter 2014, earnings were positively impacted by a number of one-time events, including the sale of an equity investment by a merchant banking company in which the Company holds a 50% interest, insurance proceeds from a policy the lead bank subsidiary had purchased to cover the cost of employee compensation and benefit programs, the sale of property originally held by the bank subsidiaries, the discount recorded in connection with the buyback of $10.3 million of the outstanding capital securities issued by one of the statutory business trusts formed by the Company, and gains on sales of investment securities of $5.6 million, after tax.  Negatively impacting net income for the first quarter of 2014 was a charge of $7.2 million, after tax, recorded by the Company’s lead bank subsidiary as a result of the early termination of a portion of its long-term repurchase agreements outstanding in order to help manage its long-term funding costs.

“I’m very pleased with the Company’s continued earnings success in 2015.  The Company remains committed to achieving superior earnings, despite the continued regulatory challenges facing the industry, the unprecedented debt and large deficit of the U.S. and the continued difficult economic environment across the country.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2015 were $12.4 billion compared to $12.2 billion at December 31, 2014.  Total net loans were $5.7 billion at March 31, 2015 compared to $5.6 billion at December 31, 2014.  Deposits were $8.6 billion at March 31, 2015 and $8.4 billion at December 31, 2014.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 212 facilities and 325 ATMs serving 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.